Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated June 22, 2012

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement STOCK LIRN-2.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June      , 2012

Units

$10 principal amount per unit

CUSIP No.

Pricing Date* June     , 2012

Settlement Date* July     , 2012

Maturity Date* June     , 2014

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Bank of America

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities

· Maturity of approximately two years

· [110 -130] leveraged upside exposure to increases in the Basket, subject to a capped return of 20%

· 1-to-1 downside exposure to decreases in the Basket beyond a 16% decline, with up to 84% of your principal at risk

· All payments at maturity subject to the credit risk of Bank of America Corporation

· No periodic interest payments

· Limited secondary market liquidity, with no exchange listing

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Summary

The Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June     , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Basket of 21 common equity securities (the “Basket”) is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STOCK LIRN-2 dated April 20, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512173397/d329459d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately two years
Market Measure:

An approximately equally-weighted basket comprised of the common equity securities of the 21 companies listed in the table on page TS-6 (each, a “Basket Component,” and collectively, the “Basket Components”)

Starting Value:	The Starting Value will be set to 100 on the pricing date.
Ending Value:

The average of the closing value of the Basket on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page S-29 of product supplement STOCK LIRN-2.

Threshold Value:	84% of the Starting Value
Capped Value:	$12 per unit of the notes, which represents a return of 20% over the Original Offering Price.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Participation Rate:	[110%-130%]. The actual Participation Rate will be determined on the pricing date.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-19.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Ending Value is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the value of the Basket will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on a Participation Rate of 120% (the midpoint of the Participation Rate range of [110% to 130%]), a Threshold Value of 84% of the Starting Value and a Capped Value of $12. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and the term of your investment.

The following table is based on the Starting Value of 100.00, the Threshold Value of 84.00, a Participation Rate of 120.00% and a Capped Value of $12.00 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.60		-34.00%
60.00		-40.00%	$7.60		-24.00%
70.00		-30.00%	$8.60		-14.00%
80.00		-20.00%	$9.60		-4.00%
84.00	(1)	-16.00%	$10.00		0.00%
90.00		-10.00%	$10.00		0.00%
95.00		-5.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
104.00		4.00%	$10.48		4.80%
110.00		10.00%	$11.20		12.00%
120.00		20.00%	$12.00	(3)	20.00%
130.00		30.00%	$12.00		20.00%
140.00		40.00%	$12.00		20.00%
150.00		50.00%	$12.00		20.00%

(1)	The Threshold Value will be set to 84.00 on the pricing date.

(2)	The Starting Value will be set to 100.00 on the pricing date

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Basket” section below. The Ending Value will not include any income generated by dividends paid on the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 70, or 70% of the Starting Value:

Starting Value:	100
Ending Value:	70
Threshold Value:	84

$10 –	[	$10 ×	(70 – 84)	]	= $8.60	Redemption Amount per unit
100

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:	100
Ending Value:	95
Threshold Value:	84

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 104, or 104% of the Starting Value:

Starting Value:	100
Ending Value:	104

$10 +	[	$10 × 120% ×	(104 – 100)	]	= $10.48 Redemption Amount per unit
100

Example 4

The Ending Value is 140, or 140% of the Starting Value:

Starting Value:	100
Ending Value:	140

$10 +	[	$10 × 120% ×	(140 – 100)	]	= $14.80, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.00 per unit
100

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK LIRN-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Components.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-19 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Changes in the prices of the Basket Components may offset each other.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of the Basket Components) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪

You will have no rights of a holder of the Basket Components, and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the issuers of the Basket Components.

▪

While we or our affiliates may from time to time own shares of the Basket Components, we do not control any company included in the Basket, and are not responsible for any disclosure made by any other company.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Component. See “Description of LIRNs — Anti-Dilution Adjustments” beginning on page S-23 of product supplement STOCK LIRN-2.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STOCK LIRN-2.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs — Basket Market Measures” beginning on page S-28 of product supplement STOCK LIRN-2.

If June 12, 2012 were the pricing date, for each Basket Component, the Initial Component Weight, the closing price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Price(1)(2)	Component Ratio(1)(3)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	4.7619%	216.42	0.02200307	4.7619
Apple Inc.	AAPL	4.7619%	576.16	0.00826490	4.7619
Chevron Corporation	CVX	4.7619%	100.74	0.04726921	4.7619
Chipotle Mexican Grill, Inc.	CMG	4.7619%	400.19	0.01189911	4.7619
The Coca-Cola Company	KO	4.7619%	75.20	0.06332314	4.7619
Colgate-Palmolive Company	CL	4.7619%	100.05	0.04759520	4.7619
Ecopetrol SA	EC	4.7619%	57.87	0.08228616	4.7619
Exxon Mobil Corporation	XOM	4.7619%	81.26	0.05860079	4.7619
Gilead Sciences, Inc.	GILD	4.7619%	49.42	0.09635573	4.7619
International Business Machines Corporation	IBM	4.7619%	194.55	0.02447648	4.7619
Johnson & Johnson	JNJ	4.7619%	63.08	0.07548985	4.7619
LKQ Corporation	LKQ	4.7619%	35.47	0.13425148	4.7619
Marathon Oil Corporation	MRO	4.7619%	24.76	0.19232229	4.7619
McDonald’s Corporation	MCD	4.7619%	87.51	0.05441550	4.7619
Microsoft Corporation	MSFT	4.7619%	29.29	0.16257767	4.7619
PepsiCo, Inc.	PEP	4.7619%	68.40	0.06961842	4.7619
The Procter & Gamble Company	PG	4.7619%	62.76	0.07587476	4.7619
QUALCOMM Incorporated	QCOM	4.7619%	59.40	0.08016667	4.7619
Raytheon Company	RTN	4.7619%	52.37	0.09092801	4.7619
Signature Bank Corp	SBNY	4.7619%	59.99	0.07937823	4.7619
TransDigm Group Incorporated	TDG	4.7619%	126.84	0.03754257	4.7619
				Starting Value	100.00

(1)

The actual closing price of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described below. The actual closing price and Component Ratio of each Basket Component will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These were the closing prices of the Basket Components on June 12, 2012.

(3)

Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing price of that Basket Component on June 12, 2012 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each calculation day during the Maturity Valuation Period by summing the products of the closing price for each Basket Component (multiplied by its Price Multiplier) on that calculation day and the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to any Basket Component on a scheduled calculation day, the closing price of that Basket Component will be determined as more fully described beginning on page S-29 of product supplement STOCK LIRN-2 in the section “Description of LIRNs — Basket Market Measures — Computation of the Basket.”

If a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing price of that Basket Component on the pricing date (the “Basket Component Closing Value”), and thus its Component Ratio, based on the closing price of that Basket Component on the first trading day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component. If a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled trading day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from September 2008 through May 2012. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of September 30, 2008, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

The Basket Components

We have derived the following information about the Underlying Companies from publicly available documents that they have published. We have not independently verified the following information.

Because each Basket Component is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Components and therefore could affect your return on the notes. The selection of the Basket Components is not a recommendation to buy or sell shares of the Basket Components.

The tables set forth below shows the quarterly high and low Closing Market Prices of the shares of each Basket Components on its primary exchange from the first quarter of 2007 (or the first quarter when it was listed) through June 12, 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products. The company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. It offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. This Basket Component trades on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “AMZN.” The company’s CIK number is 18724.

		High ($)	Low ($)
2007	First quarter	41.51	36.43
	Second quarter	73.65	40.42
	Third quarter	93.45	68.73
	Fourth quarter	100.82	77.00

2008	First quarter	96.25	62.43
	Second quarter	84.51	71.99
	Third quarter	88.09	63.35
	Fourth quarter	69.58	35.03

2009	First quarter	75.58	48.44
	Second quarter	87.56	73.50
	Third quarter	93.85	75.63
	Fourth quarter	142.25	88.67

2010	First quarter	136.55	116.00
	Second quarter	150.09	108.61
	Third quarter	160.73	109.14
	Fourth quarter	184.76	153.03

2011	First quarter	191.25	160.97
	Second quarter	206.07	178.34
	Third quarter	241.69	177.79
	Fourth quarter	246.71	173.10

2012	First quarter	205.44	175.93
	Second quarter (through June 12, 2012)	231.90	185.50

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices, along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. This Basket Component trades on NASDAQ under the symbol “AAPL.” The company’s CIK number is 320193.

		High ($)	Low ($)
2007	First quarter	97.13	83.27
	Second quarter	125.09	90.24
	Third quarter	154.50	117.05
	Fourth quarter	199.83	153.76

2008	First quarter	194.97	119.15
	Second quarter	189.96	147.14
	Third quarter	179.69	105.26
	Fourth quarter	111.04	80.49

2009	First quarter	109.87	78.20
	Second quarter	144.67	108.69
	Third quarter	186.15	135.40
	Fourth quarter	211.64	180.76

2010	First quarter	235.83	192.00
	Second quarter	274.16	235.86
	Third quarter	292.46	240.16
	Fourth quarter	325.47	278.64

2011	First quarter	363.13	326.72
	Second quarter	353.10	315.32
	Third quarter	413.45	343.23
	Fourth quarter	422.24	363.50

2012	First quarter	617.62	411.23
	Second quarter (through June 12, 2012)	636.23	530.12

Chevron Corporation

Chevron Corporation is an integrated energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas. It also refines, markets, and distributes fuels as well as is involved in chemical operations, mining operations, power generation and energy services. This Basket Component trades on the New York Stock Exchange (the “NYSE”) under the symbol “CVX.” The company’s CIK number is 93410.

		High ($)	Low ($)
2007	First quarter	74.95	66.43
	Second quarter	84.24	74.83
	Third quarter	94.84	80.76
	Fourth quarter	94.86	83.79

2008	First quarter	94.61	77.51
	Second quarter	103.09	86.74
	Third quarter	99.08	77.50
	Fourth quarter	82.20	57.83

2009	First quarter	77.35	56.46
	Second quarter	72.67	63.75
	Third quarter	72.64	61.40
	Fourth quarter	79.64	68.14

2010	First quarter	80.88	70.13
	Second quarter	82.83	67.86
	Third quarter	81.28	67.31
	Fourth quarter	91.60	80.97

2011	First quarter	108.01	90.41
	Second quarter	109.66	97.90
	Third quarter	109.43	90.01
	Fourth quarter	109.64	89.88

2012	First quarter	111.19	102.85
	Second quarter (through June 12, 2012)	108.30	96.41

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Chipotle Mexican Grill, Inc.

Chipotle Mexican Grill, Inc. owns and operates quick serve Mexican restaurants. The company operates restaurants throughout the United States. This Basket Component trades on the NYSE under the symbol “CMG.” The company’s CIK number is 1058090.

		High ($)	Low ($)
2007	First quarter	65.03	55.00
	Second quarter	87.81	62.74
	Third quarter	119.26	78.54
	Fourth quarter	152.36	117.12

2008	First quarter	146.67	90.57
	Second quarter	119.73	82.62
	Third quarter	83.84	55.49
	Fourth quarter	64.63	38.69

2009	First quarter	70.75	47.42
	Second quarter	88.90	67.17
	Third quarter	97.05	76.85
	Fourth quarter	93.25	79.74

2010	First quarter	115.27	86.43
	Second quarter	152.92	114.48
	Third quarter	176.67	129.60
	Fourth quarter	258.82	172.96

2011	First quarter	272.95	217.67
	Second quarter	308.19	260.41
	Third quarter	336.14	273.20
	Fourth quarter	343.52	292.70

2012	First quarter	424.70	339.74
	Second quarter (through June 12, 2012)	440.40	392.13

The Coca-Cola Company

The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The company also distributes and markets juice and juice-drink products. It distributes its products to retailers and wholesalers in the United States and internationally. This Basket Component trades on the NYSE under the symbol “KO.” The company’s CIK number is 21344.

		High ($)	Low ($)
2007	First quarter	48.74	45.89
	Second quarter	53.61	48.52
	Third quarter	57.47	52.09
	Fourth quarter	64.09	57.19

2008	First quarter	65.56	57.40
	Second quarter	61.44	51.84
	Third quarter	55.41	49.60
	Fourth quarter	54.16	41.01

2009	First quarter	45.90	37.85
	Second quarter	49.76	42.24
	Third quarter	53.76	48.12
	Fourth quarter	59.11	53.12

2010	First quarter	57.13	52.65
	Second quarter	55.32	50.08
	Third quarter	59.10	50.03
	Fourth quarter	65.77	58.88

2011	First quarter	66.35	61.60
	Second quarter	68.46	64.93
	Third quarter	71.23	63.96
	Fourth quarter	70.16	64.74

2012	First quarter	74.01	66.99
	Second quarter (through June 12, 2012)	77.47	71.94

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Colgate-Palmolive Company

Colgate-Palmolive Company is a consumer products company that markets its products throughout the world. The company’s products include toothpaste, toothbrushes, shampoos, deodorants, bar and liquid soaps, dishwashing liquid, and laundry products, as well as pet nutrition products for cats and dogs. This Basket Component trades on the NYSE under the symbol “CL.” The company’s CIK number is 21665.

		High ($)	Low ($)
2007	First quarter	68.87	65.10
	Second quarter	68.15	64.44
	Third quarter	71.62	64.91
	Fourth quarter	80.64	71.38

2008	First quarter	80.98	73.50
	Second quarter	78.89	68.21
	Third quarter	79.99	68.56
	Fourth quarter	76.76	54.77

2009	First quarter	69.32	55.05
	Second quarter	71.76	57.29
	Third quarter	76.55	71.02
	Fourth quarter	86.32	75.82

2010	First quarter	85.46	79.07
	Second quarter	85.81	76.93
	Third quarter	84.59	73.84
	Fourth quarter	81.18	73.75

2011	First quarter	81.21	75.93
	Second quarter	89.11	79.90
	Third quarter	93.96	80.18
	Fourth quarter	93.92	86.48

2012	First quarter	97.78	88.25
	Second quarter (through June 12, 2012)	101.32	96.17

Ecopetrol SA

Ecopetrol SA is an integrated oil company. The company owns interests in oil producing fields in the central area, south, west and north of Colombia as well as refineries, ports for fuel exports and imports on both coasts and the transportation network of pipelines and polyducts throughout the Colombian territory. This Basket Component, which is an ADR, trades on the NYSE under the symbol “EC.”

		High ($)	Low ($)
2008	Third quarter	27.25	23.52
	Fourth quarter	24.50	15.04

2009	First quarter	19.50	15.31
	Second quarter	24.90	17.24
	Third quarter	28.77	23.64
	Fourth quarter	30.00	23.96

2010	First quarter	28.73	23.60
	Second quarter	29.58	26.00
	Third quarter	42.36	28.84
	Fourth quarter	51.92	40.17

2011	First quarter	43.81	39.54
	Second quarter	46.00	39.66
	Third quarter	45.53	39.31
	Fourth quarter	44.70	38.47

2012	First quarter	61.86	44.97
	Second quarter (through June 12, 2012)	67.48	57.31

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The company’s operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. It also manufactures and markets fuels, lubricants, and chemicals. This Basket Component trades on the NYSE under the symbol “XOM.” The company’s CIK number is 34088.

		High ($)	Low ($)
2007	First quarter	76.24	69.86
	Second quarter	86.36	76.16
	Third quarter	93.44	80.67
	Fourth quarter	95.05	84.11

2008	First quarter	93.83	81.44
	Second quarter	94.56	84.91
	Third quarter	88.35	73.25
	Fourth quarter	83.14	62.35

2009	First quarter	81.64	62.22
	Second quarter	74.05	64.75
	Third quarter	72.75	65.12
	Fourth quarter	76.47	66.58

2010	First quarter	70.30	64.35
	Second quarter	69.29	57.07
	Third quarter	62.72	56.57
	Fourth quarter	73.42	62.19

2011	First quarter	87.07	74.55
	Second quarter	88.00	76.78
	Third quarter	85.22	68.03
	Fourth quarter	85.28	71.15

2012	First quarter	87.49	83.53
	Second quarter (through June 12, 2012)	87.07	77.60

Gilead Sciences, Inc.

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops, and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases. The company’s primary areas of focus include HIV/AIDS, liver disease and serious cardiovascular and respiratory conditions. This Basket Component trades on NASDAQ under the symbol “GILD.” The company’s CIK number is 882095.

		High ($)	Low ($)
2007	First quarter	38.25	31.37
	Second quarter	42.11	38.26
	Third quarter	41.12	35.67
	Fourth quarter	47.74	41.21

2008	First quarter	51.53	42.92
	Second quarter	56.64	49.96
	Third quarter	57.10	42.44
	Fourth quarter	51.33	37.47

2009	First quarter	52.80	43.71
	Second quarter	48.37	41.44
	Third quarter	49.81	44.24
	Fourth quarter	47.49	42.55

2010	First quarter	49.45	43.26
	Second quarter	46.35	32.91
	Third quarter	36.51	31.86
	Fourth quarter	40.33	35.36

2011	First quarter	42.51	36.58
	Second quarter	42.81	38.84
	Third quarter	43.21	35.34
	Fourth quarter	42.79	36.26

2012	First quarter	56.03	41.86
	Second quarter (through June 12, 2012)	52.72	45.40

Capped Leveraged Index Return Notes®	TS-12

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

International Business Machines Corporation

International Business Machines Corporation provides computer solutions through the use of advanced information technology. The company’s solutions include technologies, systems, products, services, software, and financing. It offers its products through its global sales and distribution organization, as well as through a variety of third party distributors and resellers. This Basket Component trades on the NYSE under the symbol “IBM.” The company’s CIK number is 51143.

		High ($)	Low ($)
2007	First quarter	100.82	90.90
	Second quarter	107.99	94.29
	Third quarter	118.19	105.01
	Fourth quarter	119.60	100.65

2008	First quarter	119.06	97.50
	Second quarter	129.71	114.81
	Third quarter	130.00	111.47
	Fourth quarter	110.13	71.74

2009	First quarter	98.78	81.98
	Second quarter	109.40	97.61
	Third quarter	122.11	100.19
	Fourth quarter	132.57	117.90

2010	First quarter	134.14	121.88
	Second quarter	132.68	122.10
	Third quarter	135.48	121.86
	Fourth quarter	146.92	135.25

2011	First quarter	166.05	147.05
	Second quarter	172.87	162.33
	Third quarter	185.21	157.54
	Fourth quarter	194.56	173.29

2012	First quarter	208.65	179.16
	Second quarter (through June 12, 2012)	209.50	188.54

Johnson & Johnson

Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world. This Basket Component trades on the NYSE under the symbol “JNJ.” The company’s CIK number is 200406.

		High ($)	Low ($)
2007	First quarter	67.76	60.00
	Second quarter	65.12	60.10
	Third quarter	65.70	59.77
	Fourth quarter	68.40	63.91

2008	First quarter	68.31	61.33
	Second quarter	68.26	63.57
	Third quarter	72.22	64.64
	Fourth quarter	67.79	55.33

2009	First quarter	60.65	46.60
	Second quarter	56.96	50.65
	Third quarter	61.79	55.98
	Fourth quarter	64.96	58.93

2010	First quarter	65.36	62.37
	Second quarter	66.03	58.00
	Third quarter	62.43	57.02
	Fourth quarter	64.76	61.55

2011	First quarter	63.35	57.66
	Second quarter	67.29	59.46
	Third quarter	67.92	60.20
	Fourth quarter	66.02	61.27

2012	First quarter	65.96	64.30
	Second quarter (through June 12, 2012)	66.21	61.78

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

LKQ Corporation

LKQ Corporation procures salvage vehicles, primarily at auctions, using locally based and centralized procurement systems. The company dismantles these vehicles for recycled products, and then sells recycled original equipment manufacturer products to automobile collision and mechanical repair shops and, indirectly, insurance companies and extended warranty companies. This Basket Component trades on NASDAQ under the symbol “LKQ.” The company’s CIK number is 1065696.

		High ($)	Low ($)
2007	First quarter	11.40	10.01
	Second quarter	12.88	10.90
	Third quarter	17.55	12.17
	Fourth quarter	22.62	16.94

2008	First quarter	23.91	17.70
	Second quarter	22.86	16.90
	Third quarter	21.45	16.26
	Fourth quarter	16.00	8.88

2009	First quarter	15.05	10.83
	Second quarter	17.55	14.30
	Third quarter	19.12	15.56
	Fourth quarter	20.01	16.90

2010	First quarter	20.76	18.15
	Second quarter	21.57	17.50
	Third quarter	21.01	17.99
	Fourth quarter	23.18	20.42

2011	First quarter	26.05	22.35
	Second quarter	26.65	23.04
	Third quarter	27.66	20.79
	Fourth quarter	30.53	22.83

2012	First quarter	33.47	30.74
	Second quarter (through June 12, 2012)	36.44	29.41

Marathon Oil Corporation

Marathon Oil Corporation is an independent international energy company engaged in exploration and production, oil sands mining and integrated gas. The company’s operations are focused in North America, Africa and Europe. This Basket Component trades on the NYSE under the symbol “MRO.” The company’s CIK number is 101778.

		High ($)	Low ($)
2007	First quarter	31.13	25.32
	Second quarter	40.22	30.29
	Third quarter	39.48	29.89
	Fourth quarter	38.00	32.38

2008	First quarter	37.57	27.46
	Second quarter	33.42	27.27
	Third quarter	32.04	22.75
	Fourth quarter	23.56	11.89

2009	First quarter	18.13	12.70
	Second quarter	20.28	16.44
	Third quarter	20.57	17.02
	Fourth quarter	21.41	18.50

2010	First quarter	19.94	17.02
	Second quarter	20.71	18.33
	Third quarter	21.24	18.34
	Fourth quarter	22.48	20.08

2011	First quarter	32.36	22.67
	Second quarter	32.88	29.78
	Third quarter	34.07	21.58
	Fourth quarter	29.34	20.27

2012	First quarter	35.06	30.47
	Second quarter (through June 12, 2012)	32.23	23.84

Capped Leveraged Index Return Notes®	TS-14

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

McDonald’s Corporation

McDonald’s Corporation franchises and operates fast-food restaurants in the global restaurant industry. The company’s restaurants serve a variety of value-priced menu products in countries around the world. This Basket Component trades on the NYSE under the symbol “MCD.” The company’s CIK number is 63908.

		High ($)	Low ($)
2007	First quarter	46.05	42.91
	Second quarter	52.50	44.82
	Third quarter	55.45	47.56
	Fourth quarter	63.13	55.95

2008	First quarter	58.17	50.75
	Second quarter	61.17	55.40
	Third quarter	65.95	57.19
	Fourth quarter	63.66	51.55

2009	First quarter	63.75	50.86
	Second quarter	60.99	52.40
	Third quarter	58.82	54.23
	Fourth quarter	64.53	56.61

2010	First quarter	67.35	61.45
	Second quarter	71.52	65.87
	Third quarter	76.08	66.11
	Fourth quarter	80.34	74.92

2011	First quarter	76.73	72.67
	Second quarter	84.57	75.99
	Third quarter	90.79	82.11
	Fourth quarter	100.81	85.83

2012	First quarter	101.74	95.55
	Second quarter (through June 12, 2012)	99.40	86.32

Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. It also develops video game consoles and digital music entertainment devices. This Basket Component trades on NASDAQ under the symbol “MSFT.” The company’s CIK number is 789019.

		High ($)	Low ($)
2007	First quarter	31.21	26.72
	Second quarter	31.11	27.74
	Third quarter	31.51	27.81
	Fourth quarter	37.06	29.47

2008	First quarter	35.37	26.99
	Second quarter	31.65	27.12
	Third quarter	28.13	24.57
	Fourth quarter	26.48	17.53

2009	First quarter	20.76	15.15
	Second quarter	24.07	18.61
	Third quarter	25.94	22.39
	Fourth quarter	31.37	24.64

2010	First quarter	31.10	27.72
	Second quarter	31.39	23.01
	Third quarter	26.33	23.16
	Fourth quarter	28.30	23.91

2011	First quarter	28.83	24.78
	Second quarter	26.72	23.69
	Third quarter	28.07	23.98
	Fourth quarter	27.31	24.30

2012	First quarter	32.85	26.83
	Second quarter (through June 12, 2012)	32.42	28.45

Capped Leveraged Index Return Notes®	TS-15

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

PepsiCo, Inc.

PepsiCo, Inc. operates worldwide beverage, snack and food businesses. The company manufacture or uses contract manufacturers, market and sell a variety of grain-based snacks, carbonated and non-carbonated beverages and foods in countries throughout the world. This Basket Component trades on the NYSE under the symbol “PEP.” The company’s CIK number is 77476.

		High ($)	Low ($)
2007	First quarter	65.38	62.16
	Second quarter	69.48	62.99
	Third quarter	73.26	64.67
	Fourth quarter	78.69	70.40

2008	First quarter	79.57	66.73
	Second quarter	72.13	63.59
	Third quarter	73.19	64.40
	Fourth quarter	71.64	50.29

2009	First quarter	55.97	45.81
	Second quarter	55.37	47.89
	Third quarter	59.86	54.68
	Fourth quarter	64.23	58.46

2010	First quarter	66.86	58.96
	Second quarter	66.94	60.77
	Third quarter	66.89	61.52
	Fourth quarter	68.11	63.89

2011	First quarter	66.91	62.31
	Second quarter	71.78	65.09
	Third quarter	70.52	59.99
	Fourth quarter	66.57	60.29

2012	First quarter	66.76	62.28
	Second quarter (through June 12, 2012)	69.33	64.85

The Procter & Gamble Company

The Procter & Gamble Company manufactures and markets consumer products in countries throughout the world. The company provides products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. Its products are sold primarily through mass merchandisers, grocery stores, membership club stores, drug stores, and neighborhood stores. This Basket Component trades on the NYSE under the symbol “PG.” The company’s CIK number is 80424.

		High ($)	Low ($)
2007	First quarter	66.09	61.17
	Second quarter	64.31	61.03
	Third quarter	70.51	61.03
	Fourth quarter	74.67	68.75

2008	First quarter	72.60	64.68
	Second quarter	71.14	60.49
	Third quarter	73.15	61.98
	Fourth quarter	71.44	57.37

2009	First quarter	62.80	44.18
	Second quarter	54.02	47.25
	Third quarter	58.16	51.11
	Fourth quarter	63.19	56.62

2010	First quarter	64.53	59.84
	Second quarter	63.94	59.79
	Third quarter	63.08	59.34
	Fourth quarter	65.24	59.96

2011	First quarter	66.70	59.73
	Second quarter	67.46	61.67
	Third quarter	64.95	58.51
	Fourth quarter	66.97	61.00

2012	First quarter	67.90	62.77
	Second quarter (through June 12, 2012)	67.56	61.17

Capped Leveraged Index Return Notes®	TS-16

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

QUALCOMM Incorporated

QUALCOMM Incorporated manufactures digital wireless communications equipment. The company licenses its code division multiple access (CDMA) and orthogonal frequency division multiplexing access intellectual property to other companies, and produces CDMA-based integrated circuits, and produces equipment and software used to track workers and assets, and software for wireless content enablement. This Basket Component trades on NASDAQ under the symbol “QCOM.” The company’s CIK number is 804328.

		High ($)	Low ($)
2007	First quarter	43.73	37.15
	Second quarter	46.38	41.02
	Third quarter	45.35	36.09
	Fourth quarter	43.38	37.29

2008	First quarter	43.79	35.97
	Second quarter	50.42	41.19
	Third quarter	56.39	39.88
	Fourth quarter	42.48	29.21

2009	First quarter	39.54	32.78
	Second quarter	46.34	39.36
	Third quarter	48.45	43.06
	Fourth quarter	46.86	40.68

2010	First quarter	49.47	35.56
	Second quarter	43.29	32.84
	Third quarter	45.12	31.96
	Fourth quarter	49.99	43.89

2011	First quarter	59.58	50.21
	Second quarter	58.59	52.25
	Third quarter	59.36	46.40
	Fourth quarter	57.40	47.65

2012	First quarter	68.59	55.27
	Second quarter (through June 12, 2012)	68.32	55.12

Raytheon Company

Raytheon Company is a technology company specializing in defense, homeland security and other government markets throughout the world. The company provides electronics, mission systems integration and other capabilities in the areas of sensing, effects, and command, control, communications and intelligence systems, as well as mission support services. This Basket Component trades on the NYSE under the symbol “RTN.” The company’s CIK number is 1047122.

		High ($)	Low ($)
2007	First quarter	55.37	51.10
	Second quarter	56.91	52.71
	Third quarter	64.54	52.76
	Fourth quarter	65.33	60.70

2008	First quarter	67.11	59.82
	Second quarter	66.63	56.00
	Third quarter	61.71	53.51
	Fourth quarter	54.00	43.40

2009	First quarter	52.67	33.57
	Second quarter	48.27	38.47
	Third quarter	48.33	42.08
	Fourth quarter	53.44	45.18

2010	First quarter	57.67	50.73
	Second quarter	60.01	48.39
	Third quarter	49.64	43.21
	Fourth quarter	48.33	44.45

2011	First quarter	52.51	46.09
	Second quarter	51.49	47.93
	Third quarter	50.11	38.83
	Fourth quarter	49.07	39.50

2012	First quarter	52.96	47.99
	Second quarter (through June 12, 2012)	54.30	49.30

Capped Leveraged Index Return Notes®	TS-17

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Signature Bank Corp

Signature Bank Corp is a full service commercial bank that serves privately owned business clients and their owners and senior managers. The bank offers business and personal banking products and services, as well as investment, brokerage, asset management and insurance products through its subsidiary, Signature Securities Group Corp. This Basket Component trades on NASDAQ under the symbol “SBNY.” The company’s CIK number is 1288784.

		High ($)	Low ($)
2007	First quarter	33.99	29.73
	Second quarter	34.84	30.79
	Third quarter	37.43	30.64
	Fourth quarter	37.55	32.21

2008	First quarter	36.53	23.26
	Second quarter	29.74	24.42
	Third quarter	37.00	23.14
	Fourth quarter	35.99	25.42

2009	First quarter	29.17	19.65
	Second quarter	29.84	24.96
	Third quarter	31.39	26.63
	Fourth quarter	32.77	28.05

2010	First quarter	39.05	31.45
	Second quarter	42.39	36.53
	Third quarter	40.12	36.14
	Fourth quarter	51.18	38.41

2011	First quarter	56.40	48.01
	Second quarter	58.32	53.61
	Third quarter	60.69	46.40
	Fourth quarter	61.60	44.73

2012	First quarter	65.21	57.65
	Second quarter (through June 12, 2012)	66.56	58.41

TransDigm Group Incorporated

TransDigm Group Incorporated, through subsidiaries, manufactures aircraft components. The company produces ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors and latches, cockpit security devices, and AC/DC electric motors. This Basket Component trades on the NYSE under the symbol “TDG.” The company’s CIK number is 1260221.

		High ($)	Low ($)
2007	First quarter	36.90	25.35
	Second quarter	42.41	34.80
	Third quarter	47.00	36.90
	Fourth quarter	50.19	42.55

2008	First quarter	45.56	35.62
	Second quarter	43.74	33.59
	Third quarter	38.57	31.81
	Fourth quarter	35.50	24.24

2009	First quarter	39.75	30.63
	Second quarter	40.49	32.02
	Third quarter	49.81	36.20
	Fourth quarter	50.07	39.18

2010	First quarter	53.77	47.50
	Second quarter	56.86	48.85
	Third quarter	63.56	50.07
	Fourth quarter	72.39	61.00

2011	First quarter	83.83	73.75
	Second quarter	91.19	77.55
	Third quarter	93.94	73.83
	Fourth quarter	98.51	77.38

2012	First quarter	118.79	93.13
	Second quarter (through June 12, 2012)	129.38	111.93

Capped Leveraged Index Return Notes®	TS-18

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Role of MLPF&S and Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-8 and “Use of Proceeds” on page S-17 of product supplement STOCK LIRN-2.

Capped Leveraged Index Return Notes®	TS-19

Capped Leveraged Index Return Notes® Linked to a Basket of 21 Common Equity Securities, due June , 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STOCK LIRN-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.

Capped Leveraged Index Return Notes®	TS-20